Exhibit 99.1

For Immediate Release

CHOICE HOTELS ANNOUNCES DEPARTURE OF JOE SQUERI

SILVER SPRING, Md. (January 30, 2007) – Choice Hotels International (NYSE: CHH) today announced that Joseph M. Squeri, president and chief operating officer, is leaving the company and will pursue other professional opportunities.

Since joining the company in 1997 as vice president, finance and controller, Mr. Squeri has served in a number of positions of increasing scope and responsibility, including treasurer, chief financial officer, and executive vice president of operations.

“Joe made important contributions to the company during his tenure,” said Charles A. Ledsinger, Jr., vice chairman and CEO. “I will miss working with him on a day-to-day basis, but I respect and support his desire to pursue other business interests at this point in his career.”

“Choice has a high-caliber leadership team and incredible bench strength and depth in terms of management talent,” said Ledsinger, who noted that Squeri’s responsibilities will be allocated among the executive leadership team. “In addition, our exceptional financial strength, sound business strategies, and brand-centric structure further enhance our ability to leverage our core strengths and take advantage of opportunities for continued growth, innovation and leadership in the lodging industry.”

Choice’s new organizational structure, which became effective January 1, 2007, consists of brand-category management teams, which include the company’s upscale and extended stay market brands (Cambria Suites, MainStay Suites and Suburban Extended Stay Hotels), mid-market brands (Comfort Inn, Comfort Suites and Sleep Inn), full-service market brands and international operations (Quality Inn, Clarion, Clarion Collection and the company’s international division), and the economy market brands (Econo Lodge and Rodeway Inn).

About Choice Hotels

Choice Hotels International franchises more than 5,300 hotels, representing more than 430,000 rooms, in the United States and more than 40 countries and territories. As of September 30, 2006, 736 hotels are under development in the United States, representing 57,117 rooms, and an additional 72 hotels, representing 6,462 rooms, are under development in more than 20 countries and territories. The company’s Cambria Suites, Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn, MainStay Suites and Suburban Extended Stay Hotel brands serve guests worldwide.

Additional corporate information may be found on Choice Hotels’ Internet site, which may be accessed at www.choicehotels.com.

Contacts

Anne Madison, Vice President, Corporate Communications

301.592.6723

David Peikin, Senior Director, Corporate Communications

301.592.6361

Cambria Suites, Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, MainStay Suites, Suburban Extended Stay Hotel, Econo Lodge, and Rodeway Inn are proprietary trademarks and service marks of Choice Hotels International, Inc.

© 2006 Choice Hotels International, Inc. All rights reserved.